Exhibit 3 (b)

                           ARTICLES OF AMENDMENT
                     TO THE ARTICLES OF INCORPORATION
                                    OF
                          INTERPHASE CORPORATION


       Pursuant to the provisions of Article  4.04 of the Texas  Business

  Corporation Act,  Interphase  Corporation,  a  Texas  corporation  (the

  "Corporation"), hereby adopts  the following Articles  of Amendment  to its Articles of Incorporation to establish  a par value for each  share of Common Stock of the Corporation.



       ARTICLE  ONE.    The  name   of  the  Corporation  is   Interphase
  Corporation.

       ARTICLE  TWO.    The  following  amendment  to  the  Articles   of
  Incorporation was adopted by the shareholders of the Corporation on May 3, 2000:

       Article IV of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                                "ARTICLE IV

            The aggregate number of shares which the corporation shall have the authority to issue is one hundred million (100,000,000) consisting of one hundred million shares of Common Stock with the par value of $.10 per share.

            At each meeting of the shareholders of the corporation, each holder of record of shares of the Common Stock of the corporation, who was such holder on the date fixed by the Board of Directors as the record date for determining persons entitled to vote at such meeting, shall be entitled to one vote, to be cast in person or by proxy, for each share of Common Stock held by him on such record date."


       ARTICLE THREE. The number of shares of Common Stock of the Corporation outstanding and entitled to vote was____________at the time of the adoption of this amendment.

       ARTICLE FOUR. The number of shares voted FOR the amendment was,_____________ the number of shares voted AGAINST the amendment was,_____________ and the number of shares ABSTAINING was ___________.

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       ARTICLE FIVE.  Upon issuance of the Certificate of Amendment, each share of the issued and outstanding Common Stock, no par value, of the Corporation held by each and every shareholder will be automatically and without further action converted into one (1) share of Common Stock, $.10 par value, of the Corporation.

       ARTICLE SIX. Upon issuance of the Certificate of Amendment, by virtue of the conversion of the Common Stock of the Corporation from no par value per share to $.10 par value per share, the stated capital of the Corporation shall be changed from $_____________ to $_____________.

       DATED as of the _____ day of May, 2000.


                                INTERPHASE CORPORATION

                                By:
                                   ---------------------------
                                   Gregory B. Kalush, President